UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 13, 2013

ORBCOMM Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

395 W. Passaic Street, Suite 325

Rochelle Park, New Jersey 07662

(Address of principal executive offices) (Zip code)

703-433-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

ORBCOMM Inc. (“ORBCOMM”) is reporting that Jerome Eisenberg (Chairman of the Board of Directors of ORBCOMM), Marc Eisenberg (Chief Executive Officer of ORBCOMM) and John Stolte (EVP Technology and Operations of ORBCOMM), entered into or amended a pre-arranged stock trading plan (the “10b5-1 Plans”) to exercise options that will expire on February 17, 2014, to purchase shares of the Company’s common stock, par value $.001 (“Common Stock”), and to sell the shares acquired on such exercise at specified prices, subject to certain limitations.

The 10b5-1 Plan of Jerome Eisenberg provides for the exercise of options to purchase, and the subsequent sale of, a maximum of 266,669 shares of Common Stock. The 10b5-1 Plan of Marc Eisenberg provides for the exercise of options to purchase, and the subsequent sale of, a maximum of 280,003 shares of Common Stock, of which 162,076 have been exercised and sold through the date hereof and 117,927 remaining. The 10b5-1 Plan of John Stolte provides for the exercise of options to purchase, and the subsequent sale of, a maximum of 51,002 shares of Common Stock. In each case, the shares acquired upon exercise will be sold contemporaneously with the exercise. If these options are not exercised by February 17, 2014, they will expire unexercised and terminate.

The Rule 10b5-1 Plans described above are intended to comply with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, and ORBCOMM’s policy regarding transactions in its securities. Under Rule 10b5-1, directors, officers and other employees who are not in possession of material non-public information may adopt or amend a pre-arranged plan or contract for the sale of the company’s securities under specified conditions and at specified times. Any stock transactions under the 10b5-1 Plans described above will be disclosed publically through Form 4 filings by the individual executives with the Securities and Exchange Commission. Except as may be required by law, ORBCOMM does not undertake to report on specific Rule 10b5-1 plans of its executive officers, nor to report modifications or transactions of any such plans, including the 10b5-1 Plans described above.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.

By	/s/ Christian Le Brun
	Name:	Christian Le Brun
	Title:	Executive Vice President, General Counsel and Secretary

Date: September 13, 2013

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